                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              ITT INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                    ITT Logo

Dear Fellow Shareholders:

You are invited to attend the 1997 Annual Meeting of ITT Industries, Inc. to be held beginning at 10:30 a.m. on Thursday, May 15, 1997. The meeting will take place in the Auditorium of the Company's Automotive Division at 3000 University Drive, Auburn Hills, Michigan. See the back cover of the Proxy Statement for directions to the Annual Meeting site.

Whether or not you plan to attend the Annual Meeting, you can assure that your shares are represented at the meeting by promptly completing, signing, dating, and returning the enclosed proxy card.

                                          Very truly yours,

                                        /s/ Travis Engen

                                          Travis Engen
                                          Chairman, President
                                          and Chief Executive

                                    ITT Logo

                                                                  March 26, 1997

Notice of 1997 Annual Meeting:

     The 1997 Annual Meeting of Shareholders of ITT Industries, Inc. will be held on Thursday, May 15, 1997 at 10:30 a.m., local time, at 3000 University Drive, Auburn Hills, Michigan. Shareholders of record at the close of business on March 14, 1997 are entitled to vote at the meeting and any adjournments.

     At the meeting, shareholders will be asked to act on the following proposals: (1) election of eight directors of the Company; (2) approval of the ITT Industries 1997 Annual Incentive Plan for Executive Officers; (3) approval of the ITT Industries 1997 Long-Term Incentive Plan; and (4) ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for 1997.

                                          /s/ Gwenn L. Carr
                                          Gwenn L. Carr
                                          Vice President and Secretary

ITT INDUSTRIES, INC.
4 West Red Oak Lane
White Plains, New York 10604

PROXY STATEMENT

This proxy statement is furnished to shareholders of ITT Industries, Inc. in connection with the solicitation of proxies by the Board of Directors for the 1997 Annual Meeting. Proxy materials, including this proxy statement and a proxy card, are scheduled to be mailed to shareholders on or about March 26, 1997.
                            ------------------------

RECORD DATE. As of March 14, 1997 (the "Record Date"), 118,436,579 shares of ITT Industries Common Stock were outstanding, each of which is entitled to one vote on each matter to be voted upon at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shareholders holding a majority of the outstanding shares as of the Record Date will constitute a quorum for the transaction of business.

PROXY VOTING. If you mark your voting instructions on your proxy card and sign and return it, the proxies, who are identified on the proxy card, will vote your shares as you instruct. If you sign and return your proxy card, but do not specify how your shares are to be voted, the proxies will vote your shares for the eight director nominees; for the approval of the ITT Industries 1997 Annual Incentive Plan for Executive Officers; for the approval of the ITT Industries 1997 Long-Term Incentive Plan; and for the ratification of Arthur Andersen LLP as the Company's independent auditors for 1997. Other than the four proposals described above, the Board of Directors does not know of any other matter that may be presented at the meeting. By signing and returning your proxy card you authorize the proxies to exercise their discretion in voting on any such other matter that may be presented for a vote. You may revoke your proxy at any time before it is voted by delivering to the Secretary of ITT Industries a written revocation notice, by submitting a subsequent proxy card, or by voting in person at the Annual Meeting.

VOTES REQUIRED. The eight persons who receive the highest number of votes will be elected the Directors of the Company. Each of the other three proposals and any other matter properly presented for a vote at the Annual Meeting will be approved if the number of shares voted in favor of the proposal exceed the number of shares voted against it. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present but will not be counted as votes cast for or against a particular proposal. Abstentions and broker non-votes therefore will have no effect in determining whether a particular proposal is approved.

INSPECTORS OF ELECTION. The Board of Directors has appointed representatives of CT Corporation System to act as Inspectors of Election for the 1997 Annual Meeting. The Company's By-laws provide that the Inspectors of Election shall monitor and certify compliance with the Company's confidential proxy voting policy.

EMPLOYEE SAVINGS PLANS. If you participate in the ITT Industries Investment and Savings Plan for Salaried Employees, or a savings plan for hourly employees of one of the businesses of ITT Industries, the trustee for your plan will provide you with a proxy representing the shares you are entitled to vote under the plan.

1. ELECTION OF DIRECTORS

At the 1997 Annual Meeting, eight Directors will be elected to hold office until the 1998 Annual Meeting and until their successors have been elected and qualified. The Board of Directors has no reason to believe that any of the nominees will be disqualified or unable or unwilling to serve if elected. However, if any nominee is unable to serve for any reason, the proxies may exercise their discretion to vote for such other person as the current Directors may recommend to fill the vacancy, or the Directors may reduce the size of the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOLLOWING EIGHT NOMINEES, ALL OF WHOM CURRENTLY ARE SERVING AS DIRECTORS OF ITT
INDUSTRIES:

                          TRAVIS ENGEN
Engen photo               Chairman, President and Chief Executive of ITT Industries, Inc.

Mr. Engen, 52, has been chairman, president and chief executive of ITT Industries since December 1995. From January 1991 through December 19, 1995, he was an executive vice president of ITT Corporation, the corporate predecessor of ITT Industries. From 1987 until January 1991, he was a senior vice president of ITT Corporation and chief executive officer of ITT Defense, Inc. Mr. Engen is a director of Lyondell Petrochemical Company and of Alcan Aluminium Limited. He is a member of The Business Roundtable and the Manufacturers Alliance Board of Trustees. He also is a director of Fundacion Chile, a non-profit research organization in Chile. Mr. Engen has a BS degree in Aeronautics and Astronautics from the Massachusetts Institute of Technology.

Mr. Engen has been a director of ITT Industries since December 1995. He is chairman of the Capital Committee.

                          RAND V. ARASKOG
                          Chairman and Chief Executive of ITT Corporation,
Araskog photo             a hotel, gaming, entertainment and information services company

Mr. Araskog, 65, has been chairman and chief executive of ITT Corporation since December 1995. Previously he had served as the chief executive of the corporate predecessor of ITT Industries since 1979 and as chairman since 1980. He is a director of ITT Corporation, ITT Hartford Group, Inc., ITT Educational Services, Inc., Alcatel Alsthom of France, Dow Jones & Company, Inc., Rayonier Inc., and Shell Oil Company. Mr. Araskog is a member of The Business Council, The Business Roundtable, and a trustee of the New York Zoological Society and of the Salk Institute. Mr. Araskog is a graduate of the U.S. Military Academy at West Point and attended the Harvard Graduate School of Arts and Sciences.

Mr. Araskog has been a director of ITT Industries or its predecessor since 1977. He is a member of the Capital Committee.

                          ROBERT A. BURNETT
                          Retired Chairman and Chief Executive Officer of Meredith Corporation,
Burnett photo             a diversified media company

Mr. Burnett, 69, served as chairman of Meredith Corporation from 1988 until his retirement in 1992. He served as president and chief executive officer from 1977 and relinquished the latter office in 1989. He is a director of ITT Corporation, ITT Hartford Group, Inc., Meredith Corporation, Whirlpool Corporation, and Mid American Energy. He is a member of the Board of Trustees of Grinnell College, Grinnell, Iowa. He also is a director of the Greater Des Moines Committee and the Des Moines Art Center. Mr. Burnett has a BA degree in economics from the University of Missouri.

Mr. Burnett has been a director of ITT Industries or its predecessor since 1985. He is a member of the Audit, Capital, Corporate Responsibility and Nominating Committees. He also is the chairman of the Compensation and Personnel Committee.

                          CURTIS J. CRAWFORD
                          President, Microelectronics Group, a business unit of Lucent Technologies,
                          Inc.,
                          a producer of components for personal computers, cellular devices,
Crawford photo            workstations and communications products

Mr. Crawford, 49, has been president of Microelectronics since 1993. From 1991 to 1993, he was vice president and co-chief executive officer of Microelectronics, formerly a division of AT&T. From 1988 to 1991, Mr. Crawford was vice president of sales, service and support at AT&T Computer Systems. From 1973 to 1988, he held various positions at International Business Machines. He was vice president of marketing for the National Distribution Division of IBM from 1986 to 1988. He is a director of Lyondell Petrochemical Company and chairman of the board of i-STAT Corporation. He also is a director of the Semiconductor Industry Association. He has an MA degree from Governors State University and an MBA from DePaul University. Mr Crawford was awarded an honorary doctorate by Governors State University in 1996.

Mr. Crawford has been a director of ITT Industries since February 1996. He is a member of the Capital, Compensation and Personnel, and Corporate Responsibility Committees.

                          MICHEL DAVID-WEILL
                          Chairman of Lazard Freres & Co. LLC,
David-Weil photo          investment bankers

Mr. David-Weill, 64, has been Chairman of Lazard Freres & Co. LLC since May 1, 1995 when Lazard Freres & Co., of which he had been Senior Partner since 1977, was restructured and its name changed. He became a partner in Lazard Freres & Co., New York, in 1961, where he served until 1965. In 1965 he became a partner of Lazard Freres & Cie., Paris, and a director of Lazard Brothers & Co. Limited, London. Mr. David-Weill is a director of a number of corporations, including Groupe Danone and Publicis S.A. in France, Instituto Finanziario Industriale S.p.A. in Italy, Pearson plc in England, The Dannon Company, Inc. and the New York Stock Exchange, Inc. in the United States, as well as other companies of which Lazard Freres & Cie., Paris, or one of its affiliates, is the principal shareholder. He graduated from the Institut des Sciences Politiques, Paris, France.

Mr. David-Weill has been a director of ITT Industries or its predecessor since 1981. He is a member of the Capital Committee.

                          S. PARKER GILBERT
                          Chairman, Morgan Stanley Advisory Board,
Gilbert photo             international consultants

Mr. Gilbert, 63, retired in 1990 from Morgan Stanley Group Inc., where he served as chairman from 1984. He joined Morgan Stanley in 1960, was elected a partner in 1969, a managing director in 1970, and president in 1983. Mr. Gilbert is a director of Morgan Stanley Group Inc., Burlington Resources Inc., and Taubman Centers, Inc. He is president, Board of Trustees of the Pierpont Morgan Library, and a member of the Board of Trustees of the Metropolitan Museum of Art and the Alfred P. Sloan Foundation. He is a director of the Josiah H. Macy Foundation. Mr. Gilbert is a graduate of Yale University.

Mr. Gilbert has been a director of ITT Industries or its predecessor since 1991. He is a member of the Capital, Corporate Responsibility, and Nominating Committees. He is chairman of the Audit Committee.

                          EDWARD C. MEYER
                          Chairman of Mitretek Systems,
Meyer photo               a professional and technical services provider

General Meyer, 68, retired in 1983 as chief of staff of the United States Army. He is a director of ITT Corporation, FMC Corporation and its joint venture company in Turkey, the Brown Group, Aegon U.S.A., and GRC International. He is a managing partner of Cilluffo Associates Limited Partnership, chairman of Mitretek, a trustee of the George C. Marshall Foundation, and a board member of the Smith Richardson Foundation. He is president of the Army Emergency Relief Association and a member of the Board of Overseers of the Hoover Institution and the Board of Advisors of the Center for Strategic and International Studies. General Meyer received a BS degree in engineering from the U.S. Military Academy at West Point and an MS degree in international affairs from George Washington University.

General Meyer has been a director of ITT Industries or its predecessor since 1986. He is a member of the Audit, Capital, and Compensation and Personnel Committees. He is chairman of the Corporate Responsibility and Nominating Committees.

                          SIDNEY TAUREL
                          President, Eli Lilly and Company,
Taurel photo              a pharmaceutical company

Mr. Taurel, 47, has been president and chief operating officer of Eli Lilly and Company since February 1996.
Mr. Taurel joined Eli Lilly International Corporation in 1971 and, after a series of marketing assignments in Brazil, Eastern Europe and France, was appointed vice president of Eli Lilly European operations in 1983. In 1986, he was named president of Eli Lilly International Corporation and became executive vice president of the pharmaceutical division in 1991. In 1993, he became executive vice president of Eli Lilly and Company and president of its pharmaceutical division. Mr. Taurel is a director of Eli Lilly and Company and The McGraw Hill Companies, Inc. He also is chairman of the Board of Directors of the Pharmaceutical Research and Manufacturers of America and a member of the Board of Overseers of the Columbia University Business School and the Board of the RCA Tennis Championships. Mr. Taurel graduated from the Ecole des Hautes Etudes Commerciales, Paris, France, in 1969. He received an MBA from Columbia University in 1971.

Mr. Taurel has been a director of ITT Industries since June 1996. He is a member of the Capital and Corporate Responsibility Committees.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE EIGHT NOMINEES AS DIRECTORS OF ITT INDUSTRIES.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND BOARD COMMITTEES

The five Standing Committees of the ITT Industries Board of Directors are:

THE AUDIT COMMITTEE, which recommends the appointment of independent auditors, confirms the scope of audits and reviews audit results and the auditors' fees, examines accounting and internal control policies and procedures, reviews the Company's audited financial statements and its annual reports to shareholders, and inspects expense accounts of senior executives and officers. Only non-employee Directors may be members of the Audit Committee.

THE CAPITAL COMMITTEE, which is responsible for maximizing the effective use of the assets of ITT Industries and its subsidiaries. This Committee reviews capital expenditures and appropriations, and reviews and approves investments in, and acquisitions and dispositions of businesses.

THE COMPENSATION AND PERSONNEL COMMITTEE, which oversees the compensation and benefits of employees, evaluates management performance and establishes executive compensation. The Committee may retain compensation consultants from nationally recognized independent compensation and benefits firms for expert advice. Only non-employee Directors may be members of the Compensation and Personnel Committee.

THE CORPORATE RESPONSIBILITY COMMITTEE, which reviews and makes recommendations concerning ITT Industries' responsibilities as a leading member of the corporate community. This Committee reviews and considers major claims and litigation involving ITT Industries and its subsidiaries, examines legal, regulatory, and governmental policies as they may affect ITT Industries and its businesses, and approves management policies and programs for effecting compliance with laws and regulations, including environmental laws and regulations.

THE NOMINATING COMMITTEE, which proposes nominees for election to the Board of Directors, makes recommendations concerning the qualifications, compensation, and retirement age of Directors, and makes recommendations for the appointment of Directors to Board Committees and for the selection of Committee Chairmen. Only non-employee Directors may serve on the Nominating Committee.

The Nominating Committee will consider shareholder nominations of directors. Nominations must be submitted in writing to the Secretary of ITT Industries and must comply with the Company's By-laws, which establish the requirements for such nominations. A copy of the nomination requirements may be obtained from the Secretary.

During 1996, there were 40 Board and Committee meetings. All Directors of ITT Industries attended more than 75% of the aggregate of all meetings of the Board of Directors and the Board Committees on which such Directors served.

COMPENSATION OF DIRECTORS

ANNUAL RETAINER. Non-employee Directors receive their $30,000 annual retainer in shares of restricted stock rather than cash. The number of shares is determined by dividing the "fair market value" of a share of ITT Industries Common Stock into the amount of the annual retainer. "Fair market value" is defined as the average of the high and low sales prices per share of ITT Industries Common Stock on the date of the grant as reported on the New York Stock Exchange Composite Tape. Fractional shares are paid in cash. A total of 100,000 shares have been reserved for issuance under the Plan.

A Director's restricted shares are held in escrow until the restrictions lapse upon the earliest of (i) the fifth anniversary of the grant date; (ii) the retirement of the Director at age 72; (iii) a "change of control" of the Company as defined in the Plan; (iv) death; (v) the onset of disability; or (vi) termination of a Director's Board service under certain cases of ill health, relocation, government service, or circumstances of conflicts of interest and other legal concerns as determined by outside legal counsel. A Director may vote and receive dividends on the restricted shares during the escrow period.

ATTENDANCE FEES. Non-employee Directors also are paid attendance fees of $1,000 for each Board meeting and $750 for each Committee meeting. Attendance fees are paid in cash.

INSURANCE. Non-employee Directors may participate in a group life insurance plan which provides $100,000 of non-contributory group life insurance to participants. In addition, non-employee Directors are covered under a non-contributory group accidental death and dismemberment program which provides $750,000 of coverage. Both plans are available only during a Director's Board service. Directors also may purchase additional group accidental death and dismemberment benefits.

Mr. Engen, an employee of ITT Industries, is not compensated for his service as a Director.

CERTAIN TRANSACTIONS

Lazard Freres & Co. LLC, of which Mr. David-Weill is chairman, performed various investment banking services for the Company in 1996 and may perform similar services during 1997. Funds organized by Lazard Freres & Co. LLC receive investment and management fees with respect to amounts invested by the ITT Industries Master Retirement Trust with such funds.

The Company's By-laws provide for mandatory indemnification of ITT Industries Directors and officers (including payment of their legal fees) to the fullest extent permitted by applicable law and authorize the Company to maintain insurance to protect its Directors and officers against liabilities whether or not the Company would be permitted to indemnify them from such liabilities ("Insurance"). The Company provides such Insurance for which it paid $1.3 million in premiums in 1996. Also as permitted by the By-laws, ITT Industries has entered into indemnification agreements with its Directors pursuant to which ITT Industries agrees to indemnify them against all expenses, liabilities or losses incurred by the Directors in their capacity as such: (i) to the fullest extent permitted by applicable law; (ii) as provided in the By-laws of ITT Industries as in effect on the date of such agreement; and (iii) in the event ITT Industries does not maintain the aforementioned insurance or comparable coverage, to the full extent provided in the applicable policies as in effect on the date of such agreement (ITT Industries' obligations described in (ii) and (iii) being subject to certain exceptions). Contractual rights under such indemnification agreements are believed to provide the Directors more protection than the By-laws, which are subject to change.

2. APPROVAL OF THE ITT INDUSTRIES 1997 ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS

The proposed ITT Industries 1997 Annual Incentive Plan for Executive Officers (the "Annual Incentive Plan") is intended to provide incentive compensation in the form of a bonus to designated executive officers (the "Participating Executives") of ITT Industries based upon performance measured against pre-established performance targets (the "Performance Targets"). Executive officers of ITT Industries who are senior vice presidents or above (presently seven persons) will be eligible to participate in the Plan. The objective is to motivate Participating Executives to achieve the Performance Targets by tying a portion of their compensation to measures affecting shareholder value. The Annual Incentive Plan will be administered and interpreted by the Compensation and Personnel Committee (the "Committee") of the Board of Directors (the "Board") which will select the Participating Executives for any particular performance period (the "Performance Period") and the applicable Performance Targets. The Board has adopted the Annual Incentive Plan effective January 1, 1997, subject to requisite shareholder approval.

All compensation paid under the Plan to the Chief Executive and the four highest compensated officers of ITT Industries is intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and, therefore, to be deductible by ITT Industries for income tax purposes.

The Performance Period will be the calendar year, beginning on January 1 and ending on December 31, unless the Committee determines otherwise. Within the first ninety days of the applicable Performance Period the Committee must establish in writing the Performance Targets applicable to each Participating Executive with respect to that Performance Period. The Performance Targets are to be based upon one or more measures (the "Performance Measures") and are to be expressed as an objective formula to be used in calculating the amount of bonus award the Participating Executive will be eligible to receive at various levels of achievement. Performance Measures may be based upon one or more factors such as net operating profit after tax, economic value added, earnings per share, return on equity, return on total capital and, to the extent consistent with Section 162(m) of the Code, other objectives such as negotiating transactions or sales and developing long-term business goals. There may be different Performance Targets for different Participating Executives and for different Performance Periods.

Following each Performance Period the Committee must certify in writing the degree to which the Performance Targets for each Performance Period have been achieved and the applicable amount to which the Participating Executive might be entitled. In establishing Performance Targets and Performance Measures and in calculating the degree of achievement thereof, the Committee may ignore extraordinary items, property transactions, changes in accounting standards and losses or gains arising from discontinued operations. In no event may a payment under the Annual Incentive Plan to a Participating Executive for any Performance Period exceed the lesser of 200% of the Participating Executive's annual base salary in effect on the last day of the Performance Period or $4,000,000. Although the Committee may not increase the amount payable to a Participating Executive, it may reduce or totally eliminate the amount if deemed appropriate to reflect the Participating Executive's performance or unanticipated factors during the Performance Period.

Payments will be made in cash as soon as practicable after the end of each Performance Period. In the event of death, payment may be made to the Participating Executive's estate. Amounts payable may be prorated or eliminated, at the discretion of the Committee, in the event that the Participating Executive is not an employee of ITT Industries or one of its subsidiaries on the last day of the Performance Period. Participating Executives will recognize ordinary taxable income upon receipt of payments under the Annual Incentive Plan unless the Participating Executive elects to defer payment. The Plan provides that, upon the occurrence of an Acceleration Event, payments will be made in cash promptly at the target achievement level for the entire Performance Period.

Because the Annual Incentive Plan requires Performance Targets to be set and Participating Executives to be determined for each Performance Period, it is not determinable what benefits, if any, would have been paid to any Participating Executive if the Annual Incentive Plan had been in effect for the 1996 calendar year.

Amendments to the Annual Incentive Plan for future Performance Periods can be made that can increase the cost of the Annual Incentive Plan to ITT Industries and can alter the allocation of benefits to Participating Executives. However, no such amendment that is inconsistent with the purpose of the Annual Incentive Plan or with the compliance of the Annual Incentive Plan with applicable law and the requirements of the Code will be made without shareholder approval.

The foregoing description of the Annual Incentive Plan is qualified in its entirety by the actual provisions of the Annual Incentive Plan which are attached to this Proxy Statement as Appendix I.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ANNUAL INCENTIVE PLAN.

3. APPROVAL OF THE ITT INDUSTRIES 1997 LONG-TERM INCENTIVE PLAN

The proposed ITT Industries 1997 Long-Term Incentive Plan (the "Long-Term Incentive Plan") is intended (i) to promote the achievement of long-term objectives of ITT Industries by tying a participant's long-term incentive compensation opportunities to pre-established goal(s); (ii) to attract and retain employees of outstanding competence and encourage teamwork among them; and (iii) to reward performance based on the achievement of pre-established objectives. Awards will be made, at the discretion of the Compensation and Personnel Committee of the Board of Directors (the "Committee"), to key employees (including directors who are also employees) whose responsibilities and decisions directly affect the performance of the company or any participating company. The Committee, each member of which shall be a "Non-Employee Director" under the Securities Exchange Act of 1934 and an "Outside Director" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and no member of which may receive an award, is charged with administering and interpreting the Long-Term Incentive Plan. The Board has adopted the Plan effective January 1, 1997, subject to requisite shareholder approval. Approximately 600 executives are currently eligible to participate in the Long-Term Incentive Plan.

The Committee determines each period of time over which achievement is measured (the "Performance Period"), which must be in excess of one year. The Committee also establishes the goal or goals to be achieved by each participant (the "Performance Goal(s)"), which must be established within the first ninety days of the applicable Performance Period. The Performance Goal(s) may be based upon one or more standards against which achievement can be measured (the "Performance Measures"). The Performance Goal(s) are to be expressed as an objective formula to be used in calculating the amount of the Award the Participant will be eligible to receive at various levels of achievement and may differ for different participants and different Performance Periods.

The Committee may establish as one or more Performance Measures financial or performance criteria with respect to ITT Industries and its subsidiaries, or with respect to a participating company, which may be based upon measurements such as economic value added; after-tax profits; operational cash flow; debt levels; earnings per share; increases in measures such as reserves, net income or earnings before taxes; return on capital; return on shareholder equity; and total shareholder return. In addition, Performance Measures may be based upon target levels of, or percentage increases in, total shareholder return for ITT Industries (measured as changes in the market price and dividend yield) relative to one or more indices such as the S&P(R) 500, the S&P(R) Industrials, or other measurements that the Committee may deem to be appropriate.

The Committee establishes the value of an Award for each participant, the Performance Measures comprising the Performance Goals against which the degree of achievement may be determined, and the Performance Periods during which the Performance Goals must be achieved. The Committee may make such revisions and/or adjustments to the Award, Performance Measures, Performance Goal(s) and/or Performance Periods to the extent necessary to preserve the intention of the Long-Term Incentive Plan, including adjustments resulting from changes in accounting standards. In no event may any target Award to any participant be for an amount that exceeds the lesser of 200% of the participant's annual base salary as in effect at the time of the Award or $4,000,000.

Following each Performance Period, the Committee must certify in writing the degree to which the Performance Goal(s) for the applicable Performance Period have been achieved and the applicable amount to which each participant might be entitled. Such amount will be paid as soon as practicable after the end of each Performance Period. Payments may be made, in whole or in part, in the form of cash and/or ITT Industries common stock as determined by the Committee in its sole discretion. Such payment determinations

---------------

S&P(R) is a registered mark of Standard & Poor's may differ for participants and for Performance Periods. Payments may be prorated in cases of death, disability or retirement, as determined by the Committee. Upon the occurrence of an Acceleration Event, payments will be made in cash at the maximum achievement level for the Performance Period. In no event will the aggregate number of shares of ITT Industries common stock issued to participants with respect to any Performance Period exceed one percent (1%) of the total of the issued and outstanding shares of such common stock, plus treasury stock, as reported in the Annual Report on Form 10-K of ITT Industries for the fiscal year ending immediately prior to or simultaneously with such Performance Period.

All amounts paid under the Long-Term Incentive Plan to the Chief Executive and the four other highest compensated executives of ITT Industries are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code and are therefore intended to be deductible for income tax purposes by ITT Industries. Participants will recognize ordinary taxable income upon payment, to the extent of the value thereof, unless the Participant elects to defer payment.

Because the Long-Term Incentive Plan requires Performance Goals to be set and participants to be determined for each Performance Period, it is not determinable what benefits, if any, would have been paid to any participant if the Long-Term Incentive Plan had been in effect for the 1996 calendar year.

Amendments to the Long-Term Incentive Plan for future Performance Periods can be made that can increase the cost of the Long-Term Incentive Plan to ITT Industries and can alter the allocation of benefits to participants. However, no such amendment that is inconsistent with the purpose of the Long-Term Incentive Plan or with the compliance of the Long-Term Incentive Plan with applicable law and the requirements of the Code will be made without shareholder approval.

The foregoing description of the Long-Term Incentive Plan is qualified in its entirety by the actual provisions of the Long-Term Incentive Plan which are attached to this Proxy Statement as Appendix II.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE LONG-TERM INCENTIVE PLAN.

EXECUTIVE COMPENSATION

REPORT OF THE ITT INDUSTRIES COMPENSATION AND PERSONNEL COMMITTEE

The Compensation and Personnel Committee (the "Committee") of the Board of Directors (the "Board") establishes executive compensation policies. This report will discuss the application of these policies to ITT Industries' executive officers in general and the rationale for the decisions affecting the compensation as reported for 1996 of Travis Engen, Chairman, President and Chief Executive of ITT Industries. Additionally, this report discusses the elements of compensation for Mr. Engen and each of the four other most highly paid executive officers of ITT Industries for whom compensation is required to be reported. The executive compensation programs of ITT Industries are based on the compensation practices of comparator companies (selected major manufacturing companies whose product lines compete with ITT Industries) as well as on the performance measures and policies which focus on the continued growth of shareholder value.

Immediately following this report is a performance graph which compares the cumulative total return of ITT Industries Common Stock to the cumulative total returns of the S&P 500 Index and a composite index composed of the Dow Jones Average of the three Industry Groups which are representative of ITT Industries' businesses (the "Composite Index") assuming the investment of $100 in (a) ITT Industries Common Stock,

(b) the S&P 500 Index, and (c) the Composite Index for the period December 15, 1995 through December 31, 1996.

The amounts of all compensation awarded to, earned by, or paid to Travis Engen, the chief executive, and the other executive officers of ITT Industries for whom such compensation is required to be reported are set forth in the Summary Compensation Table presented herein.

ITT Industries is a global, diversified manufacturing company with approximately 59,000 employees located in 40 countries with 1997 sales of $8.7 billion and assets in excess of $5.4 billion, which must attract, motivate and retain skilled management. Since ITT Industries spun-off a significant portion of its businesses in December of 1995, it was decided that a study should be undertaken to determine the most appropriate compensation program for the Company commencing in 1997. That assessment was conducted by the Committee during 1996. In establishing compensation policies and programs for 1997 and thereafter, the Committee considered compensation provided to executives of corporations similar to ITT Industries in terms of assets, sales and revenues, and earnings. These corporations consisted primarily of leading comparator companies with sales exceeding $8.0 billion.

ITT Industries' executive compensation program has been designed to attract, reward, and retain capable and motivated executives and to provide incentives which vary depending upon the attainment of short-term operating performance objectives and strategic long-term performance goals. The major objective of the long-term incentive program, which is substantially in the form of stock options, is to provide ITT Industries executives with incentives directly linked to appreciation in shareholder value.

THE COMMITTEE'S ROLE. The Committee's role is to oversee the administration of ITT Industries' executive compensation program. It reviews proposed new or amended employee benefit plans and approves individual compensation actions for all corporate officers and senior executives. The Committee is currently composed of the three non-employee directors named at the end of this report, none of whom is eligible to participate in any of the plans which make up ITT Industries' executive compensation program. It is the policy of the Board to periodically rotate the members and the post of chairman of the Committee to assure that fresh points of view are part of its deliberations.

The Committee has the authority to select and retain outside compensation consultants from nationally recognized independent compensation and benefits consulting firms for expert advice on any aspect of ITT Industries' executive compensation program and may request written reports or hold private meetings with such consultants in order to receive independent opinions on compensation proposals. It may also meet in executive sessions which would not be attended by any ITT Industries executives and has the authority to retain outside legal counsel to provide guidance on executive compensation matters. During 1996, the Committee did seek the advice of such consulting firms and legal counsel in establishing and reviewing the compensation programs which were adopted effective in 1997.

THE COMPENSATION PROGRAM. The compensation program for ITT Industries executives consists of base salary, annual incentive bonus, long-term incentives, and employee benefits, each of which is discussed below.

BASE SALARY. Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Based on a recent compensation survey of comparator companies, ITT Industries' senior executive salaries are at competitive levels of current practice. Salaries provide a necessary element of stability in the total pay program and are not generally subject to significant variability. Salary increases are based primarily on merit.

During 1996, ITT Industries' executive salaries were evaluated in relation to a competitive annualized merit increase guideline of 4% for expected levels of individual performance. Actual increases may vary from the guideline depending primarily on individual performance as well as the competitive relationship to the comparator companies. The normal interval between salary reviews for all executives during 1996 was twelve months.

Mr. Engen's annual salary was $800,000 effective March 1, 1996. The Committee reviewed Mr. Engen's performance during 1996 in his position as Chief Executive of ITT Industries and, as a result of such review and a comparison of compensation for chief executive officers of such comparator companies, authorized a merit increase of $100,000 bringing his annual base salary to $900,000 effective March 1, 1997.

The Committee will continue to review and assess Mr. Engen's performance, as well as that of all senior executives, and will authorize such salary actions as are appropriate, commensurate with relevant competitive data and the approved ITT Industries salary administration program. As of March 1, 1997, the annual salaries of the other named executive officers of ITT Industries were as follows: Mr. Giuliano, $416,000; Mr. Labrecque, $340,000; Mr. Maffeo, $312,000 and Ms. Kunz, $393,000. Mr. Leuliette resigned his position with ITT Industries effective November 30, 1996 to pursue other interests.

ANNUAL INCENTIVE BONUS PLANS. For 1996, Mr. Engen and the four other highest compensated executives participated in the ITT Industries Annual Performance-Based Incentive Plan for Executive Officers approved by ITT Industries shareholders in 1995. Amounts paid under that plan were based on the corporate performance of ITT Industries during 1996 as compared to the annual performance goals established and approved by the Committee at the beginning of the 1996 performance year. For 1996, performance measurements, which were the same as were in effect for 1995, were earnings per share compared to budget, earnings per share compared to the prior year, and return on equity compared to budget. These measures were weighted 40%, 40%, and 20%, respectively. The weighted average performance factor under the formula was calculated at 105.75%. Under a leveraged performance/payout schedule, the performance factor generated a standard bonus adjustment factor of 117.24%. The bonus awards approved for Messrs. Engen, Giuliano, Labrecque, and Maffeo and Ms. Kunz for 1996 performance were in accordance with the bonus program described above and are shown in the Summary Compensation Table following this report. Such amounts were determined strictly in accordance with the above described formula and standard bonus adjustment factor. Mr. Leuliette did not receive a bonus award for performance year 1996.

The ITT Industries 1997 Annual Incentive Plan for Executive Officers, which is summarized in Item No. 2 of this document and is included as Appendix I hereto, has been adopted by the Board and will be effective commencing with performance year 1997, subject to shareholder approval. The Annual Incentive Plan is designed to provide competitive incentive compensation for its senior executive officers which is linked to measures affecting growth in shareholder value. For performance year 1997, the Committee has established performance targets to be achieved based on an economic value added concept.

STOCK OPTION AWARDS. Stock option awards provide long-term incentives which are directly related to the performance of ITT Industries Common Stock. Non-qualified stock options generally have terms of ten years and two days and closely align the executive's interests with those of other shareholders. The stock option tables on page 18 provide information relating to stock options held by the individuals named in the Summary Compensation Table.

Approximately two million shares of non-qualified stock options were granted by the Committee under the 1994 ITT Industries Incentive Stock Plan at its March 10, 1997 meeting. Grants were made to approximately 570 executives including Messrs. Engen, 120,000 shares; Giuliano, 35,000 shares; Labrecque, 35,000 shares; and Maffeo 25,000 shares; and Ms. Kunz, 35,000 shares. For Mr. Engen and the other named executive officers, such options were granted with an exercise price of $24.88 per share and will become exercisable upon the earlier of an appreciation in ITT Industries Common Stock price of 25% above the grant price for ten consecutive trading days or nine years from the date of grant.

LONG-TERM INCENTIVE PLAN. The ITT Industries 1997 Long-Term Incentive Plan, which is summarized in Item No. 3 of this document and is included as Appendix II hereto, has been adopted by the Board and will be effective commencing with performance year 1997, subject to shareholder approval. The Long-Term Incentive Plan authorizes performance awards to be made to key employees of ITT Industries at the discretion of the Committee.

The Long-Term Incentive Plan provides that the Committee shall determine size and frequency of awards, the performance measures, performance goals and performance periods. The size of the awards will be determined by the Committee to meet competitive practice. Payment of contingent awards generally will be made at the end of a three year performance period. The actual payment, if any, with respect to initial awards will be based on ITT Industries' performance with respect to total shareholder return as measured against the performance of a group of comparator companies approved by the Committee. Subsequent awards may be based on a variety of measures as may be determined by the Committee. Payment of any awards may be made in whole or in part, at the discretion of the Committee, in the form of cash and/or Common Stock of ITT Industries. The Long-Term Incentive Plan enables the Committee to increase or decrease payment values based upon events or circumstances having a material impact on the overall performance of ITT Industries.

On March 10, 1997, the Committee granted initial awards under the Long-Term Incentive Plan to 71 key employees, including Messrs. Engen, Giuliano, Labrecque and Maffeo and Ms. Kunz. Because the Long-Term Incentive Plan is in an initial phase-in period, each person received an award having two separate equal parts: one part with a two-year performance period and one part with a three-year performance period. The aggregate target awards made to each of the individuals named in the Summary Compensation Table are as follows: Mr. Engen, $840,000; Mr. Giuliano, $245,000; Mr. Labrecque, $245,000; and Mr. Maffeo, $175,000 and Ms. Kunz, $245,000. Payment, if any, with respect to each award will be in accordance with the established performance measurement formula. The award amounts set forth above would be the total amounts payable if the formula resulted in payment at the 100% level. For these initial awards one part would be paid after two years and the second part would be paid after three years. The 1997 target awards will be based on a measure of total shareholder return which the Committee intends to continue to use for the foreseeable future. Subsequent awards are expected to have a three-year performance period and would then have a payout, if any, under the established performance measure formula. Issuance of documents evidencing these awards is contingent upon approval of the Long-Term Incentive Plan by the ITT Industries shareholders.

EMPLOYEE BENEFITS. Executives also participate in ITT Industries' broad-based employee benefits program which includes a pension program, an investment and savings plan, group medical and dental coverage, group life insurance, and other benefit plans. Further details on the ITT Industries pension program are provided on pages 22, 23 and 24.

Under the 1996 Deferred Compensation Plan, executives with an annual base salary of $200,000 or more may elect to defer receipt of all or a portion of their bonus. ITT Industries will credit interest on the deferred compensation based on the performance of benchmark investment funds made available under the plan as selected by the executive.

Although the Committee believes that ITT Industries should strive to structure its compensation program for senior executives in a manner that would permit deductibility under the Internal Revenue Code, it realizes that the overall performance of the senior executives cannot be reduced in all cases to a fixed formula and that there may be unusual situations in which the prudent use of discretion in determining pay levels is in the best interest of ITT Industries and its shareholders. Under such circumstances the use of discretion in determining appropriate amounts of compensation may be essential. The Committee does not intend to make discretionary awards which by their terms are specifically contingent upon non-achievement of the performance-based goals set by the long-term incentive plan and other performance-based compensation plans. In those rare situations where discretion is used, compensation may not be fully deductible on ITT Industries' tax return. However, the Committee does not believe that such loss of deductibility will have any material impact on the financial condition of ITT Industries.

A number of the compensation arrangements contain provisions for full vesting or payout at maximum levels upon certain events related to the occurrence of an acceleration event/change of control. Such arrangements are discussed in more detail below.

This report is furnished by the members of the Compensation and Personnel
Committee:

Robert A. Burnett, Chairman of the Committee
Curtis J. Crawford
Edward C. Meyer

PERFORMANCE GRAPH

The following graph compares the cumulative total return of ITT Industries Common Stock to the cumulative total return of the S&P 500 Index and a composite index composed of the Dow Jones Average of the three Industry Groups which are representative of ITT Industries' businesses (the "Composite Index") for the period beginning on December 15, 1995 through December 31, 1996, assuming the investment of $100 on December 15, 1995.

                                                                   DOW JONES
      MEASUREMENT PERIOD              ITT                          INDUSTRY
    (FISCAL YEAR COVERED)         INDUSTRIES        S&P 500         GROUPS
15-DEC-95                            100             100             100
31-DEC-95                            107             100             102
31-MAR-96                            114             105             111
30-JUN-96                            113             110             115
30-SEP-96                            109             114             122
31-DEC-96                            112             123             132

1) THE DOW JONES AVERAGE OF 3 INDUSTRY GROUPS REPRESENTS A REVENUE-WEIGHTED COMPOSITE OF THE DOW JONES AEROSPACE & DEFENSE INDEX, THE DOW JONES AUTOMOBILE PARTS & EQUIPMENT INDEX (EXCLUDING TIRE AND RUBBER MAKERS), AND THE DOW JONES INDUSTRIAL (DIVERSIFIED) INDEX.

SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                         ANNUAL COMPENSATION            -------------------------
                                                 ------------------------------------   SECURITIES    LONG-TERM
                                                                         OTHER ANNUAL   UNDERLYING    INCENTIVE      ALL OTHER
                                                                         COMPENSATION    OPTIONS        PLAN        COMPENSATION
      NAME AND PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)       ($)(5)       (#)(6)     PAYOUTS($)(7)      ($)(8)
----------------------------------------  ----   ---------   ---------   ------------   ---------   -------------   ------------
Travis Engen............................  1996     783,077     937,920           --      150,000             --         27,408
  Chairman, President and Chief           1995     700,000     611,800       17,104      321,126      1,125,000         51,292
  Executive -- ITT Industries             1994     608,333     638,250       15,991      321,126             --         23,073
Louis J. Giuliano.......................  1996     395,769     257,928        5,278       70,000             --         13,852
  Senior Vice President -- ITT            1995     368,539     296,000        6,820      198,028      1,000,000         40,455
  Industries &
  President and Chief Executive           1994     333,814     280,000       27,577      198,028             --         13,465
  Officer --
  ITT Defense & Electronics
Heidi Kunz(1)...........................  1996     375,000     241,808      258,195      145,000             --          5,250
  Senior Vice President and Chief         1995      21,635     250,000           --           --             --             --
  Financial Officer -- ITT Industries     1994          --          --           --           --             --             --
Richard J. Labrecque(2).................  1996     317,000     209,567           --       60,000             --         11,096
  Senior Vice President -- ITT            1995     271,462     124,000        3,240       37,465        364,000         44,296
  Industries &
  President and Chief Executive           1994     275,900     108,000          421       40,141             --         10,986
  Officer --
  ITT Fluid Technology
Vincent A. Maffeo(3)....................  1996     293,231     193,446      164,625       50,000             --         10,321
  Senior Vice President and General       1995     210,873      75,000        3,383       24,620        228,000         14,143
  Counsel
  -- ITT Industries                       1994     190,753      95,000           --       15,607             --          8,458
Timothy D. Leuliette(4).................  1996     470,825          --        3,091       70,000             --         16,479
  Senior Vice President -- ITT            1995     474,996     251,500        5,281      198,028        798,000         35,372
  Industries &
  President and Chief Executive           1994     425,417     360,000       10,230      198,028             --         16,668
  Officer -- ITT Automotive

---------------
(1) Ms. Kunz was elected to her present position effective December 19, 1995.
(2) Mr. Labrecque was elected to his present position effective March 1, 1996.
(3) Mr. Maffeo was elected to his present position in 1995.
(4) Mr. Leuliette resigned effective November 30, 1996.
(5) Amounts shown in this column for Messrs. Engen, Giuliano, Labrecque, Maffeo and Leuliette and Ms. Kunz are tax reimbursement allowances which are intended to offset the inclusion in taxable income of the value of certain benefits. The amounts included for Ms. Kunz reflect tax reimbursement allowances of $108,195 related to reimbursed relocation expense and $150,000 pursuant to her offer of employment. The amount for Mr. Maffeo reflects tax reimbursement allowances related to reimbursed relocation expense.
(6) The named executive officers do not hold any stock appreciation rights in connection with the options shown.
(7) All amounts shown in this column represent payments made in January 1996 with respect to the Long-Term Performance Plan of ITT Industries' corporate predecessor.
(8) All amounts shown in this column for Messrs. Engen, Giuliano, Labrecque, Maffeo, and Leuliette and Ms. Kunz are company contributions under the ITT Industries Investment and Savings Plan for Salaried Employees and the ITT Industries Excess Savings Plan, which are defined contribution plans. ITT Industries makes a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed three percent (3%) of such employee's salary. Under these plans, ITT Industries also makes a non-matching contribution equal to one-half of one percent
   ( 1/2 of 1%) of an employee's salary. The amounts shown for 1995 also include two allocations from the ESOP feature under the Plans: a 1995 annual excess ESOP allocation and a special excess ESOP allocation which resulted from the 1995 termination of the ESOP. These were non-recurring allocations as the ESOP has been terminated.

OPTION GRANTS TO ITT INDUSTRIES EXECUTIVE OFFICERS IN LAST FISCAL YEAR

The following table provides information on fiscal year 1996 grants of options to the named ITT Industries executive officers. The options for Messrs. Engen, Giuliano, Labrecque, and Maffeo and Ms. Kunz were granted on March 12, 1996 and will become exercisable upon the earlier of a 25% increase over the option exercise price for ten consecutive trading days or nine years after the date of grant. The table also indicates an earlier option granted to Ms. Kunz which will become exercisable upon the earlier of a 25% increase over the option exercise price for ten consecutive trading days or in one-third cumulative annual installments after the first, second, and third anniversaries of the date of grant.

                                            INDIVIDUAL GRANTS                   POTENTIAL REALIZABLE VALUE
                             ------------------------------------------------
                             NUMBER OF    % OF TOTAL                            AT ASSUMED RATES OF STOCK
                             SECURITIES    OPTIONS                                PRICE APPRECIATION FOR
                             UNDERLYING   GRANTED TO                                  OPTION TERM(1)
                              OPTIONS    EMPLOYEES IN   EXERCISE   EXPIRATION   --------------------------
           NAME              GRANTED#        1996        PRICE        DATE          5%             10%
---------------------------  ---------   ------------   --------   ----------   ----------     -----------
Travis Engen...............   150,000        7.1%        $25.38     3/14/2006   $2,394,000     $ 6,067,500
Louis J. Giuliano..........    70,000        3.3%        $25.38     3/14/2006   $1,117,200     $ 2,831,500
Heidi Kunz.................    70,000        3.3%        $25.38     3/14/2006   $1,117,200     $ 2,831,500
                               75,000        3.5%        $23.38     1/11/2006   $1,102,500     $ 2,794,500
Richard J. Labrecque.......    60,000        2.8%        $25.38     3/14/2006   $  957,600     $ 2,427,000
Vincent A. Maffeo..........    50,000        2.4%        $25.38     3/14/2006   $  798,000     $ 2,022,500
Timothy D. Leuliette(2)....    70,000        3.3%        $25.38     3/14/2006   $       --     $        --

---------------
(1) At the end of the term for the options granted on March 12, 1996, the projected price of a share of ITT Industries Common Stock would be $41.34 and $65.83 at assumed annual appreciation rates of 5% and 10%, respectively. The projected price of the options granted to Ms. Kunz on January 9, 1996 would be $38.08 and $60.64 at assumed annual appreciation rates of 5% and 10%, respectively.

(2) Mr. Leuliette's outstanding stock options were cancelled effective December 1, 1996.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table provides information on option exercises in 1996 by the named executive officers of ITT Industries and the value of each such executive officer's unexercised options to acquire ITT Industries Common Stock at December 31, 1996. The closing price of ITT Industries Common Stock on December 31, 1996 was $24.50 per share.

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED,
                                                                OPTIONS AT             IN-THE-MONEY OPTIONS HELD
                              SHARES                          FISCAL YEAR-END          AT FISCAL YEAR-END($)(1)
                           ACQUIRED ON       VALUE      ---------------------------   ---------------------------
          NAME             EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------  ------------   -----------   -----------   -------------   -----------   -------------
Travis Engen.............      23,399        369,938      1,644,444      150,000       17,898,268        --
Louis J. Giuliano........      --             --            706,462       70,000        5,945,577        --
Heidi Kunz...............      --             --            --           145,000          --              84,000
Richard J. Labrecque.....      13,380        144,238         52,629       84,977          405,843        104,404
Vincent A. Maffeo........      --             --             23,146       73,551          165,689        131,488
Timothy D.
  Leuliette(2)...........     612,522      3,856,574        --            --              --             --

---------------
(1) Based on the New York Stock Exchange consolidated trading closing price of ITT Industries Common Stock on December 31, 1996 of $24.50 per share.

(2) Mr. Leuliette's outstanding stock options were cancelled effective December 1, 1996.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of January 31, 1997, the beneficial ownership of ITT Industries Common Stock by each Director and Nominee and by each of the Executive Officers of ITT Industries named in the Summary Compensation Table, and by the Directors and Executive Officers of Industries as a group(19):

                                                            AMOUNT AND NATURE OF
                                                                 BENEFICIAL
                 NAME OF BENEFICIAL OWNER                       OWNERSHIP(1)       PERCENT OF CLASS(2)
----------------------------------------------------------  --------------------   -------------------
Rand V. Araskog...........................................          376,714                  --
Robert A. Burnett.........................................            3,829                  --
Curtis J. Crawford........................................            1,400                  --
Michel David-Weill........................................            2,604                  --
Travis Engen..............................................        1,684,144                 1.4
S. Parker Gilbert.........................................            6,604                  --
Edward C. Meyer...........................................            4,104                  --
Sidney Taurel.............................................            2,984                  --
Louis J. Giuliano.........................................          711,137                  --
Heidi Kunz................................................           25,229                  --
Richard J. Labrecque......................................           52,629                  --
Timothy D. Leuliette(3)...................................               --                  --
Vincent A. Maffeo.........................................           38,453                  --
All Directors and Executive Officers as a Group (19)......        3,120,690                 2.6

---------------
(1) All shares are owned directly except as hereinafter otherwise indicated. Pursuant to regulations of the Securities and Exchange Commission, shares
    (i) receivable by directors and executive officers upon exercise of employee stock options exercisable within 60 days after January 31, 1997, (ii) allocated to the accounts of certain directors and executive officers under the ITT Industries Investment and Savings Plan for Salaried Employees at January 31, 1997, and (iii) acquired by directors and executive officers under the ITT Industries Dividend Reinvestment and Common Stock Purchase Plan through January 31, 1997, are deemed to be beneficially owned by such directors and executive officers at said date. Of the number of shares shown above, (i) the following represent shares that may be acquired upon exercise of employee stock options for the accounts of: Mr. Engen, 1,644,444 shares; Mr. Giuliano, 706,462 shares; Ms. Kunz, 25,000 shares; Mr. Labrecque, 52,629 shares; Mr. Maffeo, 23,146 shares; and all directors and executive officers as a group, 2,624,130 shares; (ii) the following amounts were allocated under the ITT Industries Investment and Savings Plan for Salaried Employees to the accounts of: Mr. Engen, 1,622 shares; Mr. Giuliano, 1,227 shares; Ms. Kunz 229 shares; Mr. Maffeo, 10,075 shares; and all directors and executive officers as a group, 44,084 shares; and (iii) the following amounts were acquired under the ITT Industries Dividend Reinvestment and Common Stock Purchase Plan for the accounts of: Mr. Araskog, 10 shares; Mr. Burnett, 225 shares; Mr. Crawford, 8 shares; Mr. Giuliano, 42 shares; Mr. Maffeo, 2,624 shares; and all directors and executive officers as a group, 2,909 shares.

(2) Share ownership does not exceed one percent of the class so owned unless otherwise indicated.

(3) Mr. Leuliette resigned his position effective November 30, 1996.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists all holders known by ITT Industries to own beneficially more than five percent of ITT Industries' outstanding Common Stock as of December 31, 1996:

                      NAME AND ADDRESS                        AMOUNT AND NATURE OF        PERCENT OF
                    OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP          CLASS
------------------------------------------------------------  --------------------        ----------

Barrow, Hanley, Mewhinney & Strauss, Inc.
  One McKinney Plaza
  3232 McKinney Avenue, 15th Floor
  Dallas, TX 75204-2429.....................................        6,457,859(1)             5.47

Delaware Management Holdings, Inc.
  One Commerce Square
  Philadelphia, PA 19103-3682...............................        6,525,100(2)             5.52

Putnam Investments, Inc.
  One Post Office Square
  Boston, MA 02109..........................................        7,659,092(3)             6.50

Trimark Financial Corporation
  One First Canadian Place
  Suite 5600, P.O. Box 487
  Toronto, Ontario M5X 1E5..................................       11,814,300(4)            10.00

---------------
(1) As reported on a Schedule 13G for the year ended December 31, 1996 filed with the Securities and Exchange Commission, Barrow, Hanley, Mewhinney & Strauss, Inc. has sole voting power with respect to 627,459 shares, shared voting power with respect to 5,830,400 shares and sole dispositive power with respect to 6,457,859 shares.

(2) As reported on a Schedule 13G for the year ended December 31, 1996 filed with the Securities and Exchange Commission, Delaware Management Holdings, Inc. has sole voting power with respect to 475,740 shares, sole dispositive power with respect to 6,390,600 shares and shared dispositive power with respect to 134,500 shares.

(3) As reported on a Schedule 13G for the year ended December 31, 1996 filed with the Securities and Exchange Commission, Putnam Investments, Inc. has shared voting power with respect to 78,650 shares and shared dispositive power with respect to 7,659,092 shares.

(4) As reported on a Schedule 13G for the year ended December 31, 1996 filed with the Securities and Exchange Commission, Trimark Financial Corporation has sole voting power with respect to 11,814,300 shares and sole dispositive power with respect to 11,814,300 shares.

EMPLOYMENT AGREEMENT AND BENEFIT PROGRAMS

EMPLOYMENT AGREEMENT. ITT Industries has an employment agreement with Mr. Engen (the "Employment Agreement") which provides for, among other things: a base salary in an amount not less than $700,000 per annum, participation in the ITT Industries benefits plans and possible awards under the ITT Industries executive incentive bonus program; the continuation of Mr. Engen's employment as chairman and chief executive of ITT Industries through December 31, 1999; and certain payments and benefits in the event of termination without cause, such that Mr. Engen would receive, in equal monthly installments, salary and a decreasing percentage of the average bonus he received with respect to the three calendar years immediately preceding such event. Payments would continue until the earlier of the termination of the Employment Agreement or certain events of disqualifying conduct. At ITT Industries' discretion, Mr. Engen could be paid the balance remaining of such aggregate amount in a lump sum payment if Mr. Engen accepts other full-time employment. As long as Mr. Engen continues to be paid a salary as described above, he would be eligible to participate in certain ITT Industries benefit plans and to exercise outstanding stock options. In lieu of the payments and benefits referred to above, if Mr. Engen were entitled to receive a termination allowance under any ITT Industries severance plan or termination allowance plan which exceeds the amount of base salary remaining under the Employment Agreement, Mr. Engen would receive such termination allowance amount. An amendment to Mr. Engen's Employment Agreement provides severance benefits of substantially the same nature and at the highest levels described under the "Special Senior Executive Severance Pay Plan" below. Such benefits become payable under certain circumstances of termination of employment within two years of the occurrence of an Acceleration Event as defined in "Change of Control Arrangements" below.

SEVERANCE PAY PLAN. The ITT Industries Senior Executive Severance Pay Plan applies to senior executives who are U.S. citizens or who are employed in the United States. Under the plan, if a participant's employment is terminated by ITT Industries, other than for cause or as a result of other occurrences specified in the plan, the participant is entitled to severance pay in an amount up to 24 months of base salary depending upon his or her length of service. In no event shall such severance pay exceed the amount of base salary for the number of months remaining between the termination of employment and the participant's normal retirement date or two times the participant's total annual compensation during the year immediately preceding such termination. The plan includes offset provisions for other compensation from ITT Industries and requirements on the part of executives with respect to non-competition and compliance with the ITT Industries Code of Corporate Conduct. Under the plan, severance payments would ordinarily be made monthly over the scheduled term of such payments; however, ITT Industries has the option to make such payments in the form of a single lump sum payment discounted to present value. Messrs. Giuliano, Labrecque, and Maffeo, and Ms. Kunz participate in this plan.

SPECIAL SENIOR EXECUTIVE SEVERANCE PAY PLAN. The ITT Industries Special Senior Executive Severance Pay Plan applies to senior executives and provides for severance benefits for covered executives whose employment is terminated under conditions specified in the plan within two years after the occurrence of an Acceleration Event as defined in the "Change of Control Arrangements" below. The plan provides two levels of benefits for covered executives based on their position within the company.

Under the plan, if any of the highest level of covered executives, including Messrs. Giuliano, Labrecque and Maffeo and Ms. Kunz but excluding Mr. Engen, is terminated under certain circumstances within two years of the occurrence of an Acceleration Event, such executive is entitled to receive severance benefits based on three times his or her highest annual base salary rate at any time during the three-year period immediately preceding such termination of employment and three times his or her highest bonus paid or awarded with respect to the three years preceding an Acceleration Event. The plan also provides for the continuation of certain health and life insurance benefits and perquisites, at the same coverage and levels, for a three-year period following the covered executive's termination of employment as was provided to the covered executive immediately prior to such termination of employment. The plan also provides for payment to each covered executive of a lump sum which is equal to the difference between the total lump sum value of the covered executive's pension benefits under the company's pension plans and the total lump sum value of the covered executive's pension benefit under the pension plans after granting an additional three years of age and eligibility and benefit service using the highest annual base salary rate and bonus as determined under the plan. Each covered executive shall also be credited with an additional three years of eligibility service under the company's retiree health and retiree life insurance benefits. Payment representing three years of company contributions with respect to the ITT Industries Investment and Savings Plan for Salaried Employees and/or the ITT Industries Excess Savings Plan will be made to each covered executive based on the salary rate determined under the plan. The plan provides benefits for other levels of covered executives at somewhat lesser amounts. The plan also includes tax gross-up of certain payments under the plan.

CHANGE OF CONTROL ARRANGEMENTS. Acceleration of the exercisability of payment or vesting of awards or benefits is provided for under the Employment Agreement with Mr. Engen, the ITT Industries 1986 Incentive Stock Plan, the 1994 ITT Industries Incentive Stock Plan, the ITT Industries 1997 Annual Incentive Plan for Executive Officers, the ITT Industries 1997 Annual Incentive Plan, the ITT Industries 1997 Long-Term Incentive Plan, the ITT Industries Senior Executive Severance Pay Plan, the ITT Industries Deferred Compensation Plan, the ITT Industries Excess Saving Plan, and the retirement excess benefit plans upon the occurrence of a change in corporate control, which is generally defined as the occurrence of any of the following Acceleration Events: (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to
Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") disclosing that any person (within the meaning of Section 13(d) of the Exchange
Act), other than ITT Industries or a subsidiary of ITT Industries or any employee benefit plan sponsored by ITT Industries or a subsidiary of ITT Industries, is the beneficial owner directly or indirectly of 20% or more of the outstanding ITT Industries Common Stock; (ii) any person (within the meaning of Section 13(d) of the Exchange Act), other than ITT Industries or a subsidiary of ITT Industries or any employee benefit plan sponsored by ITT Industries or a subsidiary of ITT Industries, shall purchase shares pursuant to a tender offer or exchange offer to acquire any ITT Industries Common Stock (or securities convertible into such Common Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) directly or indirectly of 15% or more of the outstanding ITT Industries Common Stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire Common Stock); (iii) the shareholders of ITT Industries shall approve (A) any consolidation or merger of ITT Industries in which ITT Industries is not the continuing or surviving corporation or pursuant to which shares of ITT Industries Common Stock would be converted into cash, securities or other property, other than a merger of ITT Industries in which holders of ITT Industries Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of ITT Industries; or (iv) there shall have been a change in a majority of the members of the Board of Directors of ITT Industries within a 12-month period unless the election or nomination for election by ITT Industries shareholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such 12-month period.

ITT INDUSTRIES SALARIED RETIREMENT PLAN. Most of the U.S. Salaried employees of ITT Industries participate in the ITT Industries Salaried Retirement Plan. A participant's annual pension will equal two percent of the participant's average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a participant's average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the participant's primary Social Security benefit for each year of benefit service to a maximum of 40 years; provided that no more than one-half of the participant's primary Social Security benefit is used for such reduction. A participant's average final compensation (including salary plus approved bonus payments) is defined under the Plan as the total of (i) a participant's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus
(ii) a participant's average annual compensation not including base salary for the five calendar years of the participant's last 120 consecutive calendar months of eligibility service affording the highest such average. The Plan also provides for undiscounted early retirement pensions for participants who retire at or after age 60 following completion of 15 years of eligibility service. A participant will be vested in benefits accrued under the Plan upon completion of five years of eligibility service.

The Plan provides an accrued benefit to persons employed as of December 19, 1995, who were members of the Plan as of that date and whose employment after that date continued with ITT Corporation or ITT Hartford Group, Inc. In addition, the Plan will recognize service after December 19, 1995 with those companies but only for the purpose of meeting the eligibility requirements for vesting, early retirement or normal retirement. Employees of ITT Industries who have benefits accrued under either the ITT Sheraton Salaried Plan or the ITT Hartford Salaried Plan for service prior to December 19, 1995 will receive a full career benefit under the ITT Industries Plan offset by any benefit payable under either of the other two plans. Such employees have been accorded similar treatment with regard to eligibility service as described above.

Applicable Federal legislation limits the amount of benefits that can be paid and compensation which may be recognized under a tax-qualified retirement plan. ITT Industries will continue non-qualified unfunded retirement plans (the "ITT Industries Excess Pension Plans") for payment of those benefits at retirement that cannot be paid from the ITT Industries Salaried Retirement Plan. The practical effect of the ITT Industries Excess Pension Plans is to continue calculation of retirement benefits to all employees on a uniform basis. Benefits under the ITT Industries Excess Pension Plans are generally paid directly by ITT Industries. ITT Industries also has adopted an excess plan trust under which excess benefits accrued under the ITT Industries Excess Pension Plan for certain officers of ITT Industries will be funded. A senior executive may indicate a preference, subject to certain conditions, to receive any excess benefit in the form of a single discounted lump sum payment. Any "excess" benefit accrued to any employee covered by the ITT Industries Excess Pension Plans will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the ITT Industries Excess Pension Plans).

Based on various assumptions as to remuneration and years of service, before Social Security reductions, the table on the following page illustrates the estimated benefits payable by ITT Industries from the Retirement Program at retirement at age 65.

PENSION PLAN TABLE

  AVERAGE                                YEARS OF SERVICE
   FINAL         ----------------------------------------------------------------
COMPENSATION        10           15           20            30             40
------------     --------     --------     --------     ----------     ----------
 $  200,000      $ 40,000     $ 60,000     $ 80,000     $  115,000     $  145,000
    400,000        80,000      120,000      160,000        230,000        290,000
    600,000       120,000      180,000      240,000        345,000        435,000
    800,000       160,000      240,000      320,000        460,000        580,000
  1,000,000       200,000      300,000      400,000        575,000        725,000
  1,200,000       240,000      360,000      480,000        690,000        870,000
  1,400,000       280,000      420,000      560,000        805,000      1,015,000
  1,600,000       320,000      480,000      640,000        920,000      1,160,000
  1,800,000       360,000      540,000      720,000      1,035,000      1,305,000
  2,000,000       400,000      600,000      800,000      1,150,000      1,450,000
  2,200,000       440,000      660,000      880,000      1,265,000      1,595,000

The amounts shown under "Salary" and "Bonus" opposite the names of the individuals in the Summary Compensation Table comprise their compensation which is used for purposes of determining "average final compensation" under the plan. Their respective covered years of benefit service under the plan, through December 31, 1996, are as follows: Mr. Engen, 11.73 years; Mr. Giuliano, 8.50 years; Mr. Labrecque, 14.70 years; Mr. Maffeo, 19.49 years; and Ms. Kunz, 1.06 years. At the date of his resignation, November 30, 1996, Mr. Leuliette had 5.19 years of benefit service.

4. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Arthur Andersen LLP as independent auditors of ITT Industries for 1997, subject to ratification by the shareholders. If the shareholders do not ratify the appointment, the selection of other independent auditors will be considered by the Audit Committee and the Board of Directors.

Arthur Andersen LLP has served as independent auditors of most of the business units of ITT Industries for many years, and its long-term knowledge of the Company has enabled it to carry out its audits with effectiveness and efficiency. Representatives of the firm regularly attend meetings of the Audit Committee. In keeping with its established policy, the partners and employees of the firm who are engaged in auditing the Company are periodically rotated, thus giving ITT Industries the benefit of new expertise and experience. Arthur Andersen LLP's fees for the 1996 audit of those companies comprising ITT Industries totaled approximately $2.6 million.

Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF ITT INDUSTRIES.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the proxy materials related to the 1998 Annual Meeting must be received by ITT Industries at its executive offices no later than November 26, 1997. Proposals should be addressed to the attention of the Secretary of ITT Industries.

SOLICITATION OF PROXIES

The cost of this solicitation will be borne by ITT Industries. Georgeson & Co., New York, New York, has been retained to assist in the solicitation of proxies for a fee of $12,500 plus expenses. ITT Industries also will reimburse brokers, nominees, custodians and fiduciaries for their expenses for sending proxy materials to the beneficial owners of ITT Industries Common Stock. In addition to solicitation by mail, proxies may be solicited in person or by telephone, facsimile transmission or other means of electronic communication by directors, officers, and other regular employees of ITT Industries.

                                          By Order of the Board of Directors.

                                          /s/ Gwenn L. Carr
                                          GWENN L. CARR
                                          Vice President and Secretary

                                          March 26, 1997

                                   APPENDIX I

        ITT INDUSTRIES 1997 ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS

1. PURPOSE

The purpose of this ITT Industries 1997 Annual Incentive Plan for Executive Officers (the "Incentive Plan") is to provide incentive compensation in the form of a bonus to executive officers of ITT Industries, Inc. (the "Company") for achieving specific pre-established performance objectives and to continue to motivate participating executive officers to achieve their business goals, while tying a portion of their compensation to measures affecting shareholder value. The Incentive Plan seeks to enable the Company to continue to be competitive in its ability to attract and retain executive officers of the highest caliber.

All compensation payable under the Incentive Plan to the Company's Chief Executive and the four other highest compensated executive officers (collectively the "Participating Executives"), whose compensation is subject to disclosure in the Company's proxy statement, is intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and, therefore, to be deductible by the Company for income tax purposes.

2. PLAN ADMINISTRATION

The Compensation and Personnel Committee (the "Committee") of the Board of Directors (the "Board") of the Company, as constituted by the Board from time to time, shall be comprised completely of "outside directors" as defined under
Section 162(m) of the Code.

The Committee shall have full power and authority to administer, construe and interpret the provisions of the Incentive Plan and to adopt and amend administrative rules and regulations, agreements, guidelines and instruments for the administration of the Incentive Plan and for the conduct of its business as the Committee considers appropriate.

Except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power, to the extent permitted by law, to delegate its authority to any officer or employee of the Company to administer and interpret the procedural aspects of the Incentive Plan, subject to the terms of the Incentive Plan, including adopting and enforcing rules to decide procedural and administrative issues.

The Committee may rely on opinions, reports or statements of officers or employees of the Company and of counsel to the Company (inside or retained counsel), public accountants and other professional or expert persons.

The Board reserves the right to amend or terminate the Incentive Plan in whole or in part at any time; provided, however, that except as necessary to maintain the Incentive Plan's compliance with Section 162(m) of the Code, no amendments shall adversely affect or impair the rights of any participant previously accrued thereby, without the written consent of the participant. Unless otherwise prohibited by applicable law, any amendment required to conform the Incentive Plan to the requirements of Section 162(m) of the Code may be made by the Committee. No amendment to the Incentive Plan may be made to alter the class of individuals who are eligible to participate in the Incentive Plan, the performance criteria specified in Section 4 hereof or the maximum bonus payable to any Participating Executive without shareholder approval unless shareholder approval is not required in order for bonuses paid to Participating Executives to constitute qualified performance-based compensation under Section 162(m) of the Code.

No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Incentive Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Incentive Plan, unless arising out of such person's own fraud or bad faith.

3. ELIGIBLE EXECUTIVES

Executive officers of the Company who are senior vice presidents or above shall be eligible to participate in the Incentive Plan. Prior to or at the time performance objectives are established for a Performance Period, as defined below, the Committee shall designate in writing the Participating Executives for that Performance Period.

4. PLAN YEAR, PERFORMANCE PERIODS, PERFORMANCE MEASURES AND PERFORMANCE TARGETS

Each fiscal year of the Incentive Plan (the "Plan Year") shall begin on January 1 and end on December 31. The performance period (the "Performance Period") with respect to which bonuses may be payable under the Incentive Plan shall be the Plan Year unless the Committee designates one or more different Performance Periods.

The Committee shall establish the performance measures (the "Performance Measures") to be used which may include, but shall not be limited to, net operating profit after tax, economic value added, earnings per share, return on equity, return on total capital, or such other measures as determined by the Committee. In addition, to the extent consistent with Section 162(m) of the Code, Performance Measures may be based upon other objectives such as negotiating transactions or sales and developing long-term goals. The Performance Measures shall be objectively determinable and, to the extent that they are expressed in standard accounting terms, shall be according to generally accepted accounting principles as in existence on the date on which the applicable Performance Period is established and without regard to any changes in such principles after such date. For purposes of the Plan, economic value added shall mean the amount of economic profit created in excess of the amount required to satisfy the obligations to and normal expectations of the Company's lenders and investors.

The Committee shall establish the performance targets (the "Performance Targets") to be achieved which shall be based on one or more Performance Measures relating to the Company as a whole or to the specific businesses of the Company, subsidiaries, operating companies, or operating units as determined by the Committee and shall be expressed as an objective formula to be used in calculating the amount of bonus award each Participating Executive shall be eligible to receive. There may be a sliding scale of payment dependent upon the percentage levels of achievement of Performance Targets.

The Performance Measures and Performance Targets, which may be different with respect to each Participating Executive and each Performance Period, must be set forth in writing by the Committee within the first ninety (90) days of the applicable Performance Period.

5. CERTIFICATION OF PERFORMANCE TARGETS AND CALCULATION OF BONUS AWARDS

After the end of each Performance Period, and prior to the payment for such Performance Period, the Committee must certify in writing the degree to which the Performance Targets for the Performance Period were achieved, including the specific target objective or objectives and the satisfaction of any other material terms of the bonus award. The Committee shall calculate the amount of each Participating Executive's bonus for such Performance Period based upon the Performance Measures and Performance Targets for each Participating Executive. In establishing Performance Targets and Performance Measures and in calculating the degree of achievement thereof, the Committee may ignore extraordinary items, property transactions, changes in accounting standards and losses or gains arising from discontinued operations. The Committee shall have no authority or discretion to increase the amount of any Participating Executive's bonus as so determined, but it may reduce the amount or totally eliminate any bonus award if it determines in its absolute and sole discretion that such action is appropriate in order to reflect the Participating Executive's performance or unanticipated factors during the Performance Period.

No Participating Executive's bonus for any Performance Period shall exceed the lesser of 200% of the participant's annual base salary as in effect as of the last day of such Performance Period or $4,000,000.

6. PAYMENT OF AWARDS

Approved bonus awards shall be payable by the Company in cash to each Participating Executive, or to the Participating Executive's estate in the event of the Participating Executive's death, as soon as practicable after the end of each Performance Period. No bonuses may be paid under the Incentive Plan until the Committee has certified in writing that the relevant Performance Targets were achieved.

If a Participating Executive is not an employee on the last day of the Performance Period, the Committee shall have sole discretion to determine what portion, if any, the Participating Executive shall be entitled to receive with respect to any award for the Performance Period. The Committee shall have the authority to adopt appropriate rules and regulations for the administration of the Incentive Plan in such termination cases.

The Company retains the right to deduct from any bonus awards paid under the Incentive Plan any Federal, state, local or foreign taxes required by law to be withheld with respect to such payment.

Notwithstanding the above, no bonus awards shall be paid under the Incentive Plan unless the Incentive Plan is approved by the requisite shareholders of the Company.

7. OTHER TERMS AND CONDITIONS

Any award made under this Incentive Plan shall be subject to the discretion of the Committee. No person shall have any legal claim to be granted an award under the Incentive Plan and the Committee shall have no obligation to treat Participating Executives uniformly. Except as may be otherwise required by law, bonus awards under the Incentive Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Incentive Plan shall be payable from the general assets of the Company, and no Participating Executive shall have any claim with respect to any specific assets of the Company.

Nothing contained in the Incentive Plan shall give any Participating Executive the right to continue in the employment of the Company or affect the right of the Company to terminate a Participating Executive.

8. ACCELERATION EVENT.

An "Acceleration Event" shall occur if (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Act") disclosing that any person (within the meaning of Section 13(d) of the Act), other than ITT Industries or a subsidiary of ITT Industries or any employee benefit plan sponsored by ITT Industries or a subsidiary of ITT Industries, is the beneficial owner directly or indirectly of twenty percent or more of the outstanding Common Stock, $1 par value, of ITT Industries (the "Stock"); (ii) any person (within the meaning of Section 13(d) of the Act), other than ITT Industries or a subsidiary of ITT Industries, or any employee benefit plan sponsored by ITT Industries or a subsidiary of ITT Industries, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Stock of ITT Industries (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of fifteen percent or more of the outstanding Stock of ITT Industries (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Stock); (iii) the stockholders of ITT Industries shall approve (a) any consolidation or merger of ITT Industries in which ITT Industries is not the continuing or surviving corporation or pursuant to which shares of Stock of ITT Industries would be converted into cash, securities or other property, other than a merger of ITT Industries in which holders of Stock of ITT Industries immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of ITT Industries, or (iv) there shall have been a change in a majority of the members of the Board of Directors of ITT Industries within a 12-month period unless the election or nomination for election by ITT Industries' stockholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such 12-month period.

Upon the occurrence of such Acceleration Event, the bonus amount for the particular performance year will be deemed to have been achieved. Payment at the target amount, for the full year, will be made to each Participating Executive, in cash, within five (5) business days following such Acceleration Event.

9. MISCELLANEOUS.

The Incentive Plan shall be effective January 1, 1997 subject to the approval of the requisite shareholders of the Company. Once approved, the Plan shall remain in effect unless/until terminated by the Board; provided, however, that if an Acceleration Event has occurred no amendment or termination shall impair the rights of any Participating Executive with respect to any prior award.

This Incentive Plan shall be construed and governed in accordance with the laws of the State of New York.

                                  APPENDIX II

                  ITT INDUSTRIES 1997 LONG-TERM INCENTIVE PLAN

1. ESTABLISHMENT AND PURPOSE

1.1 Establishment of the Plan. ITT Industries, Inc., an Indiana corporation, hereby establishes an incentive compensation plan to be known as the "ITT Industries 1997 Long-Term Incentive Plan" (the "Plan"), as set forth in this document. The Plan shall become effective as of January 1, 1997, subject to approval by the requisite shareholders of the Company. The Plan shall remain in effect until terminated by the Board.

1.2. Purposes. The purposes of the Plan are to promote the achievement of long-term objectives of the Company by tying Key Employees' long-term incentive opportunities to preestablished goals; to attract and retain Key Employees of outstanding competence, and to encourage teamwork among them; and to reward performance based on the successful achievement of the preestablished objectives. Awards will be made, at the discretion of the Committee, to Key Employees (including officers and Directors who are also employees) whose responsibilities and decisions directly affect the performance of any Participating Company. All benefits payable under the Plan to the Company's Chief Executive and the four other highest compensated executive officers whose compensation is subject to disclosure in the Company's proxy statement is intended to qualify as "performance-based compensation" for purposes of Section 162 (m) of the Code and, therefore, to be deductible by the Company for income tax purposes.

2. DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below:

     (a) An "Acceleration Event" shall be deemed to have occurred if the conditions set forth in any one or more of the following paragraphs shall have been satisfied:

        (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Exchange Act disclosing that any person (within the meaning of Section 13(d) of the Exchange Act), other than the Company or a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary, is the Beneficial Owner directly or indirectly of twenty percent or more of the outstanding common stock of the Company;

        (ii)  any person (within the meaning of Section 13(d) of the Exchange
              Act), other than the Company or a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary, shall purchase shares pursuant to a tender offer or exchange offer to acquire any common stock of the Company (or securities convertible into common stock of the Company) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the Beneficial Owner directly or indirectly, of fifteen percent or more of the outstanding common stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire common stock);

        (iii) the stockholders of the Company approve:

           (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of common stock of the Company would be converted into cash, securities or other property, other than a merger of the Company in which holders of common stock of the Company immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or

           (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

        (iv) there shall have been a change in a majority of the members of the Board within a 12-month period unless the election or nomination for election by the Company's stockholders of each new Director during such 12-month period was approved by the vote of two-thirds of the Directors then still in office who were Directors at the beginning of such 12-month period.

     (b) "Award" means an award granted to a Key Employee in accordance with the provisions of the Plan and approved by the Committee.

     (c) "Award Agreement" means the written agreement evidencing an Award granted to a Key Employee under the Plan and approved by the Committee.

     (d) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the general rules and regulations under the Exchange Act.

     (e) "Board of Directors" or "Board" means the Board of Directors of the Company.

     (f) "Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. (All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.)

     (g) "Committee" means the Compensation and Personnel Committee of the Board or such other committee as may be designated by the Board to administer the Plan, all of whose members shall be "Non-Employee Directors" under the Exchange Act and "Outside Directors" under
          Section 162(m) of the Code.

     (h) "Company" means ITT Industries, Inc., an Indiana corporation, and its successors and assigns.

     (i)  "Director" means an individual who is a member of the Board.

     (j) "Disability" means the complete permanent inability of a Key Employee to perform all of his or her duties under the terms of his or her employment with any Participating Company, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

     (k) "Effective Date" means the date this Plan becomes effective, as set forth in Section 1.1 herein.

     (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(m) "Key Employee" means an employee (including any officer or Director who is also an employee) of any Participating Company whose responsibilities and decisions, in the judgment of the Committee, directly affect the performance of the Company and its Subsidiaries.

(n) "Participating Company" means the Company or any Subsidiary or other affiliate of the Company or any corporation which at the time of award qualifies as a "subsidiary" of the Company under Section 425(f) of the Code.

(o) "Participant" means an employee of a Participating Company who is a Key Employee and who has received an Award under the Plan.

(p) "Performance Goal" means one or more Performance Measures expressed as an objective formula to be used in calculating the amount payable, if any, with respect to a designated Award and shall be established by the Committee within the first ninety (90) days of the applicable Performance Period. A Performance Goal may provide for various levels of payout depending upon the degree to which the Performance Goal has been achieved.

(q) "Performance Measure" means one or more financial or other objectives determined by the Committee as provided in Section 3.4 herein.

(r) "Performance Period" means the period determined by the Committee, which shall be in excess of one year, during which the Performance Goal shall be achieved.

(s) "Retirement" means eligibility to receive immediate retirement benefits under a Participating Company tax-qualified defined benefit pension plan.

(t) "Subsidiary" means any corporation in which the Company owns directly or indirectly through its Subsidiaries at least a majority of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company or its Subsidiaries own at least a majority of the combined equity thereof.

3. ADMINISTRATION

3.1 The Plan shall be administered by the Committee, the members of which shall serve at the pleasure of the Board.

3.2 Authority of the Committee. Subject to the provisions herein, the Committee shall have full power to select the Key Employees to whom Awards are granted; to determine the size and frequency of Awards (which need not be the same for each Participant); to determine the terms and conditions of each Award; to establish Performance Measures, Performance Goals and Performance Periods (which need not be the same for each Participant); to set forth guidelines governing the amounts of Awards; to revise the amounts of Awards and/or the Performance Measures and/or Performance Goals during a Performance Period to the extent necessary to preserve the intent thereof, and to the extent necessary to prevent dilution of Participants' rights; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, rescind, or waive rules and regulations for the Plan's administration; and, subject to the provisions of Article 9 herein, to amend, modify, and/or terminate the Plan. Further, the Committee shall have the full power to make all other determinations which may be necessary or advisable for the administration of the Plan, to the extent consistent with the provisions of the Plan.

As permitted by law, the Committee may delegate its authority and responsibilities; provided, however, that the Committee may not delegate certain of its responsibilities hereunder where such delegation may jeopardize compliance with Section 16 of the Exchange Act or Section 162(m) of the Code, and all rules and regulations thereunder.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, including the Company, its shareholders, employees, Participants, and their estates and beneficiaries.

3.4 Performance Goals and Measures. Performance Goals shall be based on one or more Performance Measures as established by the Committee, which may include financial measures with respect to the Company and its Subsidiaries or with respect to a Participating Company. Performance Measures may include factors such as the attainment of certain target levels of or changes in (i) economic value added; (ii) after-tax profits; (iii) operational cash flow; (iv) debt or other similar financial obligations; (v) earnings; (vi) revenues; (vii) net income; (viii) return on capital; (ix) shareholders' equity; (x) return on shareholders' equity; (xi) total shareholder return (measured as a change in the market price of the common stock of the Company plus dividend yield) relative to one or more indices such as the S&P 500 or the S&P Industrials; and (xii) such additional or other criteria as the Committee may determine.

4. ELIGIBILITY AND PARTICIPATION

4.1 Eligibility and Participation. Eligibility shall be limited to Key Employees. Participation shall be at the discretion of the Committee.

5. AWARDS

5.1 Award Timing and Frequency. The Committee shall have complete discretion in determining the number and frequency of Awards to each Participant. Participation in the Plan shall begin on the first day of each Performance Period. However, the Committee, at its sole discretion, may grant an Award to a Key Employee during any Performance Period. In such cases, the Participant's degree of participation for such Performance Period may be prorated, based on whatever method the Committee shall determine.

5.2 Award Value. Each Award shall have an initial value that is established by the Committee at the time of Award. No single Award to any Participant shall be for an amount that exceeds the lesser of 200% of the Participant's annual base salary as in effect at the time of the Award or $4,000,000.

5.3 Achieving Award Value. The Committee shall establish Performance Goals to be achieved during the Performance Period and the various percentage payouts, if any, for each Award which are dependent upon the degree to which the Performance Goals have been achieved, all as shall be referred to in the individual Award Agreement.

The Committee shall have the right to make adjustments with respect to the value of the initial Award, the Performance Measures and Performance Goals during and/or at the end of any Performance Period to the extent required to keep Participants whole or to preserve the purpose and intent of the Plan after taking into consideration the effects of infusions or distributions of cash or property to or by the Company, changes in accounting rules or their application that create an impact on Award values not anticipated at the time of the Award, or any change in the capitalization or operations of the Company that affects the financial objectives and over which the Participants had no control.

5.4 Form and Timing of Payment of Awards. Payment with respect to earned Awards shall be made as soon as practicable following the close of the applicable Performance Period. Payment shall be made, in whole or part, in the form of cash and/or common stock of the Company at the sole discretion of the Committee. In no event will the aggregate number of shares of common stock of the Company issued to Participants with respect to any Performance Period exceed one percent (1%) of the total of the issued and outstanding shares of such common stock, plus treasury stock, as reported in the Annual Report on Form 10-K of the Company for the fiscal year ending immediately prior to or simultaneous with such Performance Period.

5.5 Funding of Awards. Awards need not be funded during the Performance Period. Any obligation of the Company to make payments with respect to Awards shall be a general obligation of the Company with Participants to whom payment of an Award may have been earned and due being general creditors of the Company.

5.6 Award Agreements. Each Award shall be evidenced by an Award Agreement, which shall be approved by the Committee, signed by an officer of the Company and by the Participant, and contain or refer to the terms and conditions that apply to the Award, which shall include, but shall not be limited to, the amount of the Award, the Performance Measures, the Performance Goals, the levels of payout dependent upon the degree to which the Performance Goals have been achieved, and the length of the Performance Period. The terms and conditions need not be the same for each Participant, or for each Performance Period.

6. TERMINATION OF EMPLOYMENT

6.1 Termination of Employment Due to Death, Disability, or Retirement. In the event a Participant's employment is terminated by reason of death, Disability or Retirement, the Participant may be entitled to a prorata payment with respect to Awards in accordance with such rules and regulations as the Committee shall adopt.

6.2 Termination for Reasons Other Than Death, Disability, or Retirement. In the event a Participant's employment is terminated for reasons other than death, Disability, or Retirement, and other than that brought about by an Acceleration Event, all rights to any Awards shall be forfeited, unless the Committee determines otherwise.

7. ACCELERATION EVENT

7.1 Upon the occurrence of an Acceleration Event, the Performance Goals attainable under all outstanding Awards shall be deemed to have been fully earned at the maximum achievement level and shall be paid out in cash upon the effective date of the Acceleration Event.

Subject to Article 9 herein, prior to the effective date of an Acceleration Event, the Committee shall have the authority to make any modifications to outstanding Awards as it determines to be necessary to provide Participants with an appropriate payout with respect to their Awards.

8. BENEFICIARY DESIGNATION

8.1 Designation of Beneficiary. Each Participant may file with the Participating Company a written designation of one or more persons as the beneficiary who shall be entitled to receive payout, if any, with respect to the Award upon his or her death. The Participant may from time to time revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Participating Company. The last such designation received by the Participating Company shall be controlling; provided however, that no designation, or change or revocation thereof, shall be effective unless received by the Participating Company prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt.

8.2 Death of Beneficiary. In the event that all the beneficiaries named by a Participant pursuant to Section 8.1 herein predecease the Participant, any amounts that would have been paid to the Participant or the Participant's beneficiaries under the Plan shall be paid to the Participant's estate.

9. AMENDMENT, MODIFICATION, AND TERMINATION

9.1 Amendment, Modification, and Termination. The Board may terminate, amend, or modify the Plan. However, no such termination, amendment or modification may change the class of employees eligible to participate in the Plan or materially increase the cost of the Plan or materially increase the benefits to Participants without whatever approval of the stockholders of the Company may be required by the Code, Section 16 of the Exchange Act, any national securities exchange or system on which the Company's shares of common stock are then listed or reported, or any regulatory body having jurisdiction with respect hereto.

9.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall in any manner adversely affect any outstanding Award, without the written consent of the Participant holding such Award.

10. MISCELLANEOUS PROVISIONS

10.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any of its Subsidiaries.

10.2 Nontransferability. No Award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

10.3 Rights to Common Stock. Awards do not give Participants any rights whatsoever with respect to shares of the Company's common stock prior to the time, if any, when such shares of common stock are issued to such Participant.

10.4 Costs of the Plan. All costs of the Plan including, but not limited to, payout of Awards and administrative expenses, shall be incurred as general obligations of the Company.

10.5 Tax Withholding. The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy applicable Federal, state, foreign and local withholding tax requirements, or to deduct from all payments under the Plan amounts sufficient to satisfy all such requirements.

10.6 Successors. All obligations of the Company under the Plan with respect to payout of Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other acquisition of all or substantially all of the business or assets of the Company.

10.7 Indemnification. Each person who is or shall have been a member of the Committee or the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation, By-laws, insurance or other agreement or otherwise.

10.8 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Secretary of the Company. Notice to the Secretary of the Company, if mailed, shall be addressed to the principal executive offices of the Company. Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.9 Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.10 Requirements of Law. The granting and payout of Awards shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

10.11 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New York.

                                      LOGO

                              ITT Industries, Inc.
                              4 West Red Oak Lane
                             White Plains, NY 10604

Dear Fellow Shareholder:

The 1997 Annual Meeting of ITT Industries, Inc. will be held at 10:30 a.m. on Thursday, May 15, 1997 in the Auditorium of the Company's Automotive Division at 3000 University Drive, Auburn Hills, Michigan. Shareholders of record at the close of business on March 14, 1997 will be entitled to vote at the meeting and any adjournment thereof.

Shareholders of record who plan to attend the Annual Meeting in person may request an admission card by marking the box below. Shareholders who hold their shares beneficially through bank or brokerage accounts should bring with them proof of their ownership if they wish to attend the meeting.

Whether or not you plan to attend the meeting, you can assure that your shares are represented by promptly completing, signing, dating and returning the proxy card below.

                                Very truly yours,


                                Travis Engen
                                Chairman, President and
                                Chief Executive



                           * Detach Proxy Card Here *
================================================================================


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4


1. Election of Directors

FOR all nominees listed below / /

WITHHOLD AUTHORITY to vote for all nominees listed below / /

EXCEPTIONS / /

Nominees: Travis Engen, Rand V. Araskog, Robert A. Burnett, Curtis J. Crawford, Michel David-Weill, S. Parker Gilbert, Edward C. Meyer and Sidney Taurel. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
            -------------------------------------------------------------------
2. Approval of the ITT Industries 1997 Annual Incentive Plan for Executive Officers

FOR / /   AGAINST / /   ABSTAIN / /

3. Approval of the ITT Industries 1997 Long-Term Incentive Plan

FOR / /   AGAINST / /   ABSTAIN / /

4. Ratification of appointment of auditors

FOR / /   AGAINST / /   ABSTAIN / /


Mark this box to request an admission card for the meeting / /

Change of Address and or Comments Mark Here / /


                                       Please sign as your name
                                       appears hereon. When signing in a
                                       representative capacity, please
                                       give full title.

                                       Date:                             , 1997
                                             ----------------------------

                                       ----------------------------------------
                                                       Signature

Please mark, sign, date and return this proxy promptly using the enclosed envelope.

Votes MUST be indicated (x) in Black or Blue Ink. / /

                             DETACH PROXY CARD HERE
-------------------------------------------------------------------------------


                              ITT INDUSTRIES, INC.
                              4 WEST RED OAK LANE
                             WHITE PLAINS, NY 10604

                                   P R O X Y

       PROXY SOLICITED BY THE BOARD OF DIRECTORS OF ITT INDUSTRIES, INC.
                  FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Robert W. Beicke, Gwenn L. Carr and Vincent A. Maffeo, and each of them, as proxy of the undersigned, each with power to appoint his or her substitute, and authorizes each of them to vote all shares of ITT Industries Common Stock, including all shares held in the ITT Industries Dividend Reinvestment and Common Stock Purchase Plan which the undersigned could vote if personally present at the 1997 Annual Meeting of Shareholders of ITT Industries to be held on May 15, 1997 and at any adjournment thereof, as designated on the reverse side of this proxy and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the 1997 Annual Meeting.

THE SHARES REPRESENTED BY THIS PROXY ARE TO BE VOTED AS DESIGNATED ON THE REVERSE SIDE OF THIS PROXY. IF NO DESIGNATION IS MADE, THE PROXY IS TO BE VOTED FOR ITEMS 1, 2, 3 AND 4. DISCRETIONARY AUTHORITY IS CONFERRED UPON EACH PROXY TO VOTE UPON ANY OTHER MATTER WHICH MAY PROPERLY BE BROUGHT BEFORE THE MEETING.

SEE REVERSE SIDE

                                ITT INDUSTRIES
                                P.O. BOX 11005
                                NEW YORK, N.Y. 10209-0005